Exhibit 99.1

Hansen Medical Reports Fourth Quarter and Full-Year 2013 Results

MOUNTAIN VIEW, CA. – February 20, 2014 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today reported recent business highlights and financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter and Fiscal Year 2013 Highlights:

•	Fourth quarter revenue of $5.6 million, up 29% year-over-year.

•	Commercialized six robotic systems in the fourth quarter and 14 robotic systems in fiscal year 2013.

•	Physicians performed an estimated 815 procedures in the fourth quarter and an estimated 3,210 procedures in fiscal year 2013, up 8% and 19%, respectively, year-over-year.

•	Qualified two Magellan Centers of Excellence for the training of physicians and medical staff in the U.S.: the Keck Medical Center at the University of Southern California in Los Angeles, CA, and Premier Health Miami Valley Hospital, in Dayton, OH.

Highlights Subsequent to the Quarter Include:

•	The Board of Directors appointed Christopher P. Lowe, a current board member, as our interim Chief Executive Officer.

•	Received U.S. Food and Drug Administration (FDA) clearance of the new, smaller diameter Magellan 6Fr Robotic Catheter, which extends the clinical benefits of Intravascular Robotics to a broader set of patients, physicians and procedures.

•	The FDA clearance of the Magellan 6Fr Robotic Catheter triggers the exercise of approximately $14 million of Series A warrants that were issued as part of the private placement of stock and warrants announced on July 31, 2013.

“We are pleased with our fourth quarter and second half 2013 performance including the continued placement of systems, the broadening clinical experience, and the qualifying of new Magellan centers of excellence”, said Peter J. Mariani, Hansen Medical’s Chief Financial Officer. “These positive trends, together with the recent FDA clearance of our new, smaller diameter Magellan 6Fr Robotic Catheter demonstrate the expanding breadth of applications of our platform across intravascular procedures”.

“Hansen Medical’s proprietary, intravascular robotic technology offers improved procedure predictability and control, potentially improving both clinical and economic outcomes in a large and growing global intravascular market”, said Christopher P. Lowe, Hansen Medical’s interim Chief Executive Officer. “We will continue to develop the clinical experience and utilization of our core technology, and expand our catheter and technology offerings toward the long-term opportunity of making robotics the standard of care for intravascular procedures. We have an exceptional team focused on delivering innovation to these important markets”.

Fourth Quarter of 2013 Financial Results

Total revenue for the fourth quarter ended December 31, 2013 increased 29% to $5.6 million, compared to revenue of $4.3 million in the same period in 2012. The Company commercialized six systems in the quarter (5 Magellan and 1 Sensei). The Company uses the term “commercialized” to refer to revenue-generating system transactions, including rental transactions. The Company sold 600 catheters in the fourth quarter of fiscal 2013, down 29% year-over-year. The decrease was driven primarily by hospitals’ and distributors’ intentions to manage inventory at lower levels at the end of the calendar year, despite continued growth in procedures. Physicians performed an estimated 815 robotic procedures in the fourth quarter of 2013, up 8% year-over-year.

Gross profit in the fourth quarter of fiscal 2013 increased 29% to $1.1 million, or 20% of sales, compared to $0.9 million, or 20% of sales, last year. Fourth quarter gross margin was negatively impacted by one time price discounts on the strategic sales of two systems in two new international markets.

Research and development expenses for the fourth quarter were $3.7 million, compared to $3.5 million for same period in 2012. The increase of $0.2 million is primarily due to incremental costs associated with continued new product development and clinical program initiatives designed to expand the utilization of our platform.

Selling, general and administrative expenses for the fourth quarter were $8.0 million, compared to $6.8 million for the same period of 2012. The increase of $1.2 million is primarily due to costs related to the expansion of our global sales organization and marketing activities in the quarter.

Net loss for the fourth quarter of 2013 was $11.9 million, or $0.12 per share compared to net income of $9.6 million, or $0.15 per share, in the fourth quarter of 2012. Net loss for the fourth quarter of 2013 included total non-cash stock compensation expenses of $1.3 million compared to $0.6 million in the fourth quarter of 2012. Net income for the fourth quarter of 2012 included a $20.0 million gain on licensing of intellectual property to Intuitive Surgical. Weighted average shares outstanding to compute diluted net income or loss per share were 96.8 million for the fourth quarter compared to 65.9 million in the fourth quarter of 2012.

Cash, cash equivalents, short-term investments and restricted cash were $35.3 million as of December 31, 2013, down $11.8 million quarter-over-quarter from the $47.1 million balance as of September 30, 2013.

Fiscal Year 2013 Financial Results

Total revenue for the year ended December 31, 2013 was $17.0 million, a decrease of 4% compared to $17.6 million in fiscal year 2012. The Company commercialized 14 systems in 2013 (9 Magellan and 5 Sensei), including two rental systems, compared to 13 systems in the prior year period (4 Magellan and 9 Sensei). Revenue in fiscal year 2012 included approximately $2.6 million on five systems that were sold prior to 2012 (1 Magellan and 4 Sensei). Catheter sales increased 2% to 2,857 in fiscal year 2013, compared to 2,807 in the prior year period, and physicians performed an estimated 3,210 procedures in 2013, a 19% increase compared to estimated procedures of 2,688 in 2012.

Gross profit for fiscal year 2013 declined 3% to $3.5 million, or 21% of sales, compared to gross profit of $3.6 million, or 21% of sales in 2012. Gross profit for the year was negatively impacted by one time price discounts on the strategic sales of two systems in two new international markets, partially offset by continuing efforts to lower product manufacturing costs.

Total operating expenses for 2013 were $52.4 million, which included a $4.5 million loss on settlement of litigation compared to 2012 operating expenses of $42.1 million. Excluding the $4.5 million settlement charge, the $5.8 million increase over prior year is due primarily to additional litigation and other legal expenses in the current year of approximately $2.8 million, additional costs associated with the Company’s development of global sales organization, and other marketing activities of approximately $1.4 million, and $1.5 million of insurance reimbursement proceeds received, and recorded as a reduction to expense, in 2012.

The Company reported a net loss of $55.7 million, or $0.70 per share, in fiscal year 2013, compared to a net loss of $22.1 million, or $0.35 per share in the prior year. Fiscal year 2013 results included $4.9 million of non-cash stock compensation expense and a loss of $1.9 million on the extinguishment of debt. The Company’s net loss in 2012 included non-cash stock compensation expense of $2.9 million, and a gain $20.0 million on the licensing of intellectual property to Intuitive Surgical. Weighted average shares outstanding used to compute diluted net loss were 79.1 million for fiscal year 2013 compared to 62.5 million for fiscal year 2012.

Expected Exercise of Series A Warrants

The FDA clearance of the Magellan 6Fr Robotic Catheter triggered the required exercise period for approximately $14 million of Series A warrants that were issued as part of the private placement of stock and warrants that was announced on July 31, 2013. The Company issued Series A warrants to purchase approximately 11.4 million shares of common stock with a per share exercise price of $1.23 as part of the private placement transaction. The holders of these Series A warrants are required to exercise the warrants, upon 15 days’ notice of the FDA clearance of the 6Fr catheter, which the Company provided to holders on February 11. Any

Series A warrants not exercised by holders within the 15 day exercise period will be forfeited. The Company also issued Series B warrants to purchase approximately 11.4 million shares of common stock with a per share exercise price of $1.50, and Series C warrants to purchase approximately 11.4 million shares of common stock with a per share exercise price of $2.00 as part of the private placement transaction. These warrants expire in August of 2015 and are not subject to any other required exercise trigger.

Hansen Medical Earnings Release and Conference Call

Hansen Medical is scheduled to report the final fourth quarter 2013 results and host a conference call on February 20, at 5:00 p.m. ET (2:00 p.m. PT) at which point the Company will discuss in more detail the results of the quarter and other recent business highlights. Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Additionally, participants can dial into the live conference call by calling 888-846-5003 (480-629-9808 for international callers) and referencing the participant code 4668716. An audio replay of the webcast will be available approximately one hour after the completion of the conference call through February 27, 2014, by calling 877-870-5176 (858-384-5517 for international callers) and entering the access code 4668716.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is a global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, 9Fr Magellan™ Robotic Catheter, Magellan™ 6Fr Robotic Catheter, and related accessories are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices. The Magellan 9Fr Robotic Catheter has undergone both CE marking and 510(k) clearance and is commercially available in the European Union, and the U.S. The Magellan 6Fr Robotic Catheter has undergone 510(k) clearance in the U.S. and is in limited release for the next several months in anticipation of more wide-scale commercially availability later in 2014. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan® and Artisan Extend® Control Catheters are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S., the Company’s Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheters are cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the U.S., the Sensei X Robotic Catheter System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: factors relating to engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of credit, financial and economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on November 8, 2013 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

“Artisan Extend,” “Hansen Medical,” “Hansen Medical (with Heart Design),” “Heart Design (Logo),” “Sensei,” “Lynx,” “Artisan,” “Instinctive Motion,” “Fine Force Technology,” “IntelliSense” are registered trademarks, and “Magellan” and “Hansen Medical Magellan” are trademarks of Hansen Medical, Inc. in the U.S. and other countries.

Investor Contacts:	Westwicke Partners, LLC.
Peter J. Mariani	Mark Klausner
Chief Financial Officer	443.213.0501
Hansen Medical, Inc. 650.404.5800	mark.klausner@westwicke.com

Mike Piccinino, CFA
443.213.0509
Mike.piccinino@westwicke.com

HANSEN MEDICAL, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Product	$4,296	$2,927	$11,790	$12,303
Service	1,324	1,417	5,192	5,333

Total revenues	5,620	4,344	16,982	17,636
Cost of revenues:
Product	3,957	2,922	11,150	11,990
Service	547	554	2,331	2,036

Total cost of revenues	4,504	3,476	13,481	14,026

Gross profit	1,116	868	3,501	3,610

Operating expenses:
Research and development	3,722	3,494	16,139	16,126
Selling, general and administrative	8,047	6,801	31,765	25,987
Loss on settlement of litigation	—	—	4,500	—

Total operating expenses	11,769	10,295	52,404	42,113
Gain on licensing of intellectual property	—	20,000	—	20,000

Gain (loss) from operations	(10,653)	10,573	(48,903)	(18,503)
Loss on extinguishment of debt	—	—	(1,935)	—
Other expense, net	(1,213)	(886)	(4,769)	(3,528)

Income (loss) before income taxes	(11,866)	9,687	(55,607)	(22,031)
Income tax expense	(22)	(114)	(115)	(114)

Net income (loss)	$(11,888)	$9,573	$(55,722)	$(22,145)

Basic and diluted net income (loss) per share	$(0.12)	$0.15	$(0.70)	$(0.35)

Shares used to compute basic net income (loss) per share	96,774	65,336	79,052	62,472

Shares used to compute diluted net income (loss) per share	96,774	65,890	79,052	62,472

HANSEN MEDICAL, INC.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Cash, cash equivalents and short-term investments	$29,940	$41,173
Accounts receivable, net	5,114	5,235
Inventories	12,203	9,134
Deferred cost of revenues	149	167
Prepaids and other current assets	1,765	1,765
Property and equipment, net	3,641	6,040
Restricted cash	5,394	—
Other assets	2,953	578

Total assets	$61,159	$64,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,337	$3,056
Deferred revenue	3,115	2,770
Debt	33,358	29,417
Other liabilities	4,473	4,110

Total liabilities	44,283	39,353

Total stockholders’ equity	16,876	24,739

Total liabilities and stockholders’ equity	$61,159	$64,092